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                                                                  EXHIBIT 10.12


                              EMPLOYMENT AGREEMENT
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          THIS EMPLOYMENT AGREEMENT, made as of this 31st day of July, 1997, by and between Cummings Point Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "NATCO"), and Nathaniel A. Gregory (hereinafter referred to as "the Executive").

                              W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, the Executive and NATCO entered into a stock option agreement dated March 15, 1994, as amended on the 31st day of July, 1996 (the "Previous Stock Option Agreement") under which the Executive received options to purchase shares of common stock in a subsidiary of NATCO under certain terms and conditions;

          WHEREAS, the Executive and NATCO wish to update, clarify and amend the Previous Stock Option Agreement, primarily to substitute options to purchase shares of common stock in NATCO in place of existing options to purchase subsidiary stock, to specify terms and conditions for such options and to further modify other provisions as necessary;

          WHEREAS, the Executive and NATCO are therefore simultaneously herewith entering into a Stock Option Agreement (the "Stock Option Agreement"), attached hereto as Exhibit A, which supercedes the Previous Stock Option Agreement;

          WHEREAS, the Executive and a subsidiary of NATCO entered into an employment agreement dated March 15, 1994, as amended on the 31st day of July, 1996 (the "Previous Employment Agreement"), under which the Executive has agreed to employment by such subsidiary under certain terms and conditions, and under which the Executive is entitled to certain compensation, including various provisions for special bonus compensation, under certain terms and conditions;

          WHEREAS, the Executive and NATCO wish to update, clarify, and amend the Previous Employment Agreement, primarily to substitute employment by NATCO in place of existing employment by a subsidiary, to specify terms and conditions for such employment and for Executive's compensation, including various provisions for special bonus compensation, and to further modify other provisions as necessary;

          and WHEREAS, NATCO desires to continue the Executive in the employment capacity hereinafter set forth and the Executive agrees to accept such employment on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed by and between NATCO and the Executive as follows:
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          1.   CAPACITY AND SERVICES

          (a) NATCO hereby agrees to continue to employ the Executive and the Executive hereby agrees to accept such employment by NATCO as Chairman and Chief Executive Officer of NATCO on the terms and conditions set forth herein. The employment of the Executive pursuant to this Employment Agreement shall commence on July 1, 1997 and continue through the Period of Active Employment, as defined in Section 1(e) of this Employment Agreement. In his capacity as Chairman and Chief Executive Officer of NATCO, the Executive shall assume such responsibilities, perform such duties, and have such authority, as may from time to time be assigned or delegated by the Board of Directors of NATCO (the may from time to time be assigned or delegated by the Board of Directors of NATCO (the "Board") consistent with the Executive's position. The Executive agrees to perform such duties in accordance with the By-laws of NATCO, the Board's instructions, and NATCO's policies.

          (b) The Executive shall devote a significant portion of his business time to his duties hereunder, provided, however, that the foregoing shall not prevent the Executive from devoting time and effort to the business of Capricorn Holdings, LLC, of which Executive is a Member, or from serving as a member of the board of directors of a corporation if the Board, or the appropriate Committee thereof, determines in its sole discretion that such membership is not adverse to the interests of NATCO. Subject to the foregoing, the Executive shall not engage in any business activities that are directly or indirectly competitive with any business then conducted by NATCO or any of its affiliated companies.

          (c) The Executive may be an investor, shareholder, joint venturer, or partner (hereinafter referred to as an "Investor") in any enterprise, association, corporation, joint venture or partnership (hereinafter referred to as an "Investment"), provided, however, that any such Investment does not (i) violate NATCO's conflict of interest policy as in effect from time to time,
(ii) require the Executive's involvement in the management (except service on boards of directors to the extent permitted by Section 1(b) of this Employment Agreement) or operation of such Investment (recognizing that the Executive shall be permitted to monitor and oversee the Investment, as would any prudent Investor) or (iii) interfere with the performance of the Executive's duties and obligations hereunder.

          (d) The Executive shall fully and faithfully discharge his duties under the direction of the Board.

          (e) "Period of Active Employment", as used herein, shall mean the period beginning on July 1, 1997 and terminating on the date on which the first of the following events occurs:

               (1)  The death of the Executive;

               (2) The disability of the Executive, as provided in Section 8 of this Employment Agreement;

               (3) The termination of the Executive's employment, as provided in Section 12 of this Employment Agreement; or




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               (4)  expiration of this Employment Agreement, as provided in
     Section 2 hereof (or as such expiration may be extended pursuant to Section 3 hereof).

          2.   TERM OF EMPLOYMENT.

          The term of the Executive's employment hereunder shall commence on July 1, 1997 and shall expire on July 1, 1998 unless the Executive's employment is terminated before that time, as provided in Section 1(e) of this Employment Agreement or unless this Employment Agreement is renewed as provided in Section 3 hereof.

          3.   RENEWAL.

          This Employment Agreement shall be automatically renewed for one additional year after the expiration of the stated term, unless NATCO or the Executive gives notice, in writing, at least thirty (30) days prior to the expiration of this Employment Agreement (or any renewal of this Employment Agreement) of its desire to terminate the Employment Agreement or modify its terms. The Executive expressly acknowledges, however, that NATCO has not made any representations to the Executive as to the possible or expected duration of this Employment Agreement beyond July 1, 1998.

          4.   COMPENSATION AND BENEFITS.

          (a) During the Period of Active Employment, NATCO shall pay to the Executive as base compensation for his services hereunder, a base salary of $350,000 per annum ("Base Salary"), payable in arrears. Amounts payable shall be reduced by standard withholding and other authorized deductions.

          (b) During the Period of Active Employment, the Executive shall have the right to participate in any of NATCO's fringe benefit and insurance plans presently in effect or that may be established for the benefit of executives of NATCO. NATCO reserves the right to modify, suspend or discontinue any or all such plans or benefits at any time without recourse by the Executive.

          (c) The Executive shall be entitled to take vacation in accordance with NATCO's policy and practices for senior executives.

          (d) During the Period of Active Employment, NATCO shall, upon receipt of appropriate itemized vouchers for expenses, submitted to NATCO on a monthly basis in accordance with NATCO's procedures from time to time in effect, reimburse the Executive for any reasonable and actual costs of leasing an automobile for the Executive's business and private use during the Period of Active Employment ("Monthly Automobile Lease Cost"). The make, model, color and year of the leased automobile described herein may be selected by the Executive. In addition to reimbursement of the Monthly Automobile Lease Cost, during the Period of Active Employment, NATCO shall, upon receipt of itemized vouchers for expenses, submitted to NATCO on a monthly basis in accordance with NATCO's procedures from time to time in effect, reimburse the Executive for his reasonable and necessary expenses, including




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maintenance, repairs, gasoline and insurance, incurred in the operation of the leased automobile described herein.

          (e) During the Period of Active Employment, NATCO shall reimburse the Executive for all actual and reasonable expenses associated with the Executive's personal travel between Houston, Texas and Greenwich, Connecticut.

          5.   BONUS COMPENSATION.

          (a) During each fiscal year in which the Executive is employed by NATCO under the terms and conditions of this Employment Agreement, the Executive will be eligible to receive Bonus Compensation in accordance with the policies and practices of NATCO. For these purposes, Executive's "target" annual bonus will be 60% of base compensation. The Board will determine, annually, the criteria which determine "target" performance.

          (b) In the event the Executive is employed by NATCO under the terms and conditions of this Employment Agreement for a period less than any full fiscal year and the Executive's employment with NATCO has not terminated pursuant to Section 11(a) or Section 11(c) hereof, any Bonus Compensation payable to the Executive under Section 5(a) of this Employment Agreement shall be prorated accordingly. If the Executive's employment with NATCO terminates as provided in Section 11(a) or Section 11(c) hereof, the Executive shall not be eligible for any Bonus Compensation under the Employment Agreement.

          (c) Any Bonus Compensation payment to which the Executive is entitled under the terms of Section 5(a) of this Employment Agreement shall be paid to the Executive as soon as practicable after financial statements have been prepared for the fiscal period to which such Bonus Compensation payment relates, but no later than ninety days from the date such financial statements shall have been prepared.

          (d) During each fiscal year in which the Executive is employed by NATCO under the terms and conditions of this Employment Agreement, the Executive will be eligible to receive additional bonus payments as the Board deems appropriate. Although it is the parties' intention that the Executive will receive a bonus payment if the Executive raises new capital for NATCO, any bonus payment awarded under this Section 5(a) shall be at the sole discretion of the Board.

          (e)  In the event of a "Sale or Public Offering" as defined in this
Section 5(c), NATCO shall pay to the Executive a bonus (in addition to any other bonuses for which Executive might be eligible under this Section 5 or otherwise) equal to one and one-half percent (1.5%) of the value of all securities owned by stockholders of CPI, including common stock valued at the price per share received in either the Sale or Public Offering, and any debt held by Stockholders. Any bonus to which the Executive is entitled under this
Section 5(a) shall be paid in cash to the Executive coterminous with or as soon as practicable after the closing of the Sale or Public Offering, but in any event no later than ninety days after such closing. For purposes of this Section 5, a Sale or Public Offering will have occurred in the event of: (i) a sale, merger, reorganization or other transaction involving NATCO which results in a Change of Control as

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defined in Section 14(b), and in which stockholders of CPI shall receive any combination of cash, debt, preferred stock, common stock of any unaffiliated party, or similar securities in exchange for no less than fifty percent (50%) of CPI's common stock ownership in NATCO as of the date of this agreement, or (ii) a registration and public offering under the Securities Act of common shares of NATCO as contemplated in the Stockholder's Agreement attached hereto as Exhibit B.

          (f) All references to Bonus Compensation herein are to the gross amounts thereof. NATCO shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law now in effect or which may become effective any time during the term of this Employment Agreement.


          6.   CERTAIN EXPENSES INCIDENT TO EMPLOYMENT.

          Subject to such rules and procedures as from time to time are specified by NATCO or the Board, NATCO agrees to reimburse the Executive for travel, entertainment or other reasonable business expenses or disbursements incurred ordinarily by the Executive as part of and in connection with the performance of his duties under this Employment Agreement.

          7.   DISABILITY.

          "Disability", as used in Section 1(e) of this Employment Agreement, shall mean a physical or mental incapacity of the Executive which has prevented him from performing the duties customarily assigned him by the Board for ninety
(90) days, whether or not consecutive, out of any twelve (12) consecutive months and which thereafter can reasonably be expected, in the judgment of a physician selected by NATCO, to continue.

          8.   AGREEMENT NOT TO COMPETE.

          Except as otherwise provided by this Employment Agreement, the Executive hereby agrees that, during the Period of Active Employment, the Executive will not directly or indirectly, either through any form of ownership (other than ownership of securities of a publicly-held corporation of which the Executive owns less than one percent of any class of outstanding securities), or as a director, officer, principal agent, employer, advisor, consultant, co-partner, or in any individual or representative capacity, either for his own benefit or for the benefit of any other person, firm, corporation or other entity, engage in any business that is in competition with NATCO or any of its affiliated companies.

          9.   INTANGIBLE AND OTHER PROPERTY RIGHTS.

          (a) All right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intangible property, including all trade names, unregistered trademarks and service marks, brand names, patents, copyrights, registered trademarks and service marks and all trade secrets and confidential know-how (the "Intangible Property"), invented, created, written, developed, furnished, produced or disclosed by the Executive hereunder shall, as between the parties hereto, be and remain the sole and exclusive

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property of NATCO for any and all purposes and uses whatsoever, and the
Executive shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results or proceeds therefrom. The Executive will, at the request of NATCO, execute such assignments, certificates and other instruments as NATCO may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in and to any of the foregoing.

          (b) The Executive agrees that all "Intangible Property", materials, books, files, reports, correspondence, records and documents (collectively "NATCO Material") used, prepared or made available to the Executive in the course of rendering his services to NATCO hereunder shall remain the property of NATCO. At the end of the Period of Active Employment, all NATCO Material shall be returned immediately to NATCO.

          10.  CONFIDENTIALITY.

          The Executive shall hold in a fiduciary capacity for the benefit of NATCO all secret or confidential information, knowledge or data relating to NATCO and its affiliates, which shall have been obtained by the Executive during his employment by NATCO and which shall not be public knowledge. After termination of the Executive's employment with NATCO, he shall not, without the prior written consent of the Board, communicate or divulge any such information, knowledge or data to anyone other than the Board and those designated by the Board.

          11.  TERMINATION.

          (a) NATCO may terminate the Executive's employment under this Employment Agreement for just cause by giving the Executive ten (10) days advance written notice and an opportunity to be heard before the Board prior to such termination. In the event that the Executive's employment under this Employment Agreement is terminated for "cause", NATCO shall have no further obligations or responsibilities hereunder (except for Base Salary amounts earned but not yet paid to the Executive through the date of the Executive's termination) and the Executive shall not be entitled to receive any Bonus Compensation pursuant to Section 5 of this Employment Agreement or any severance pay specified in any severance plan or policy that NATCO presently has in effect or that NATCO may establish for employees of NATCO. Without limiting the foregoing, any one or more of the following events shall constitute "cause":

                    (1) Theft, fraud, embezzlement, dishonesty or other similar behavior by the Executive;

                    (2) Any habitual neglect of duty or misconduct of the Executive in discharging any of his duties and responsibilities hereunder;

                    (3) A material breach by the Executive of the terms of this Employment Agreement; or

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          (4) The Executive's conviction of a felony or of any crime involving moral turpitude.

     (b) In the event that NATCO terminates the Executive's employment under this Employment Agreement for any reason other than just cause, the Executive shall be entitled to severance pay in accordance with any severance plan or policy that NATCO then has in effect.

     (c) If the Executive terminates this Employment Agreement for any reason, other than by reason of NATCO's material breach of the terms of this Employment Agreement, NATCO shall have no further obligations or responsibilities hereunder (except for Base Salary amounts earned but not yet paid to the Executive through the date of the Executive's termination) and the Executive shall not be entitled to receive any Bonus Compensation pursuant to Section 5 of this Employment Agreement or any severance pay specified in any severance plan or policy that NATCO presently has in effect or that NATCO may establish for employees of NATCO.

     12. REPRESENTATION AND WARRANTY.

     The Executive hereby represents and warrants that the execution and performance of this Employment Agreement will not result in or constitute a default, breach or violation, or an event which, with notice or lapse of time or both, would be a default, breach or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is a party or by which the Executive or his property is bound.

     13.  RIGHTS AND WAIVERS.

     All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies under this Employment Agreement unless such waiver is in writing and signed by such party. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other rights or remedies. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

     14. SUCCESSORS.

     (a) NATCO and the Executive agree that if a Change in Control of NATCO occurs during the Period of Active Employment, the Executive shall, at the time of the Change in Control of NATCO, be permitted to terminate his employment with NATCO under this Employment Agreement and receive from NATCO (1) all Base Salary amounts earned but not yet paid to the Executive through the date of the Executive's termination; (2) all Bonus Compensation payable to the Executive, if any, pursuant to Section 5 herein, pro rated accordingly; and (3) severance pay equal to 18 months base compensation. In the event that the Executive terminates his employment with NATCO as provided for in this Section 14, NATCO's obligations and responsibilities to the Executive under this Employment Agreement are limited to those stated in Sections 14(a)(1), 14(a)(2) and 14(a)(3) above.
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          (b)  For purposes of this Section 14, a "Change in Control of NATCO"
shall mean any acquisition by any Unrelated Party of eighty percent (80%) or more of the common stock of NATCO issued and outstanding immediately prior to such acquisition and/or securities of NATCO which may be converted into shares of common stock of NATCO, computing such percentage as if such securities acquired had been converted and are issued and outstanding for the purpose of determining such percentage (a series of acquisitions by an "Unrelated Party" shall be treated as a single acquisition to the extent the aggregate number of shares and/or securities referred to above acquired in such series exceeds eighty percent (80%)). "Unrelated Party" shall mean any party or group of parties acting together, excluding, however, the Executive, Capricorn
Investors, L.P., Capricorn Investors II, L.P., and Cummings Point Industries,
Inc.

          15.  NON-ASSIGNABILITY OF EXECUTIVE'S DUTIES.

          This Employment Agreement is personal to the Executive and, with the exception of the Executive's rights to compensation and benefits hereunder, which may be transferred by will or operation of law, this Agreement shall not, without the prior written consent of the Board, be assignable by the Executive.

          16.  SAVINGS CLAUSE.

          If any provision of this Employment Agreement or the application hereof is held invalid, the invalidity shall not affect other provisions or application of this Employment Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Employment Agreement are declared to be severable.

          17.  CONSTRUCTION.

          Each party has cooperated in the drafting and preparation of this Employment Agreement. Hence, in any construction to be made of this Employment Agreement, the same shall not be construed against any party on the basis of that party being the "drafter."

          18.  ENTIRE AGREEMENT.

          This Employment Agreement supersedes all prior agreements between the parties concerning the subject matter hereof and this Employment Agreement constitutes the entire Employment Agreement between the parties with respect thereto. This Employment Agreement may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representations or promises on behalf of any of the parties not set forth herein and this Employment Agreement has not been executed in reliance upon any representation or promise except those contained herein.

          19.  SECTION HEADINGS.

          The section headings and captions of this Employment Agreement are for reference purposes only, are not part of the provisions hereof and shall not effect in any way the meaning or interpretation of this Employment Agreement.
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          20.  GOVERNING LAW.

          This Employment Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

          21.  ARBITRATION.

          Any dispute between the parties to this Employment Agreement relating to or in respect of this Employment Agreement, its negotiation, execution, performance, subject matter, or any course of conduct or dealing or actions under or in respect of this Employment Agreement, shall be submitted to, and resolved exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Such arbitration shall take place in New York, New York. Arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty (60) days after such dispute has arisen. The prevailing party in such an arbitration proceeding shall be entitled to recover reasonable attorneys' fees, all reasonable out-of-pocket costs and disbursements, as well as any and all charges that may be made for the cost of the arbitration and the fees of the arbitrators.

          22.  ENFORCEMENT OF ARBITRATION AWARD.

          In the event of litigation to enforce an arbitration award in connection with or concerning the subject matter of this Employment Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including reasonable attorneys' fees.

          23.  NOTICE

          All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive, to him at:

          Nathaniel A. Gregory
          Frost Road
          Greenwich, Connecticut 06830

          If to NATCO, to it at:

          Natco Holdings Incorporated
          Brookhollow Central III
          2950 North Loop West, Suite 750
          Houston, Texas 77092
          Attention: Chief Financial Officer

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          With a copy to:

          Vinson & Elkins (to be provided)

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications hereunder shall be effective when actually received by the addressee.

          24.  LEGAL COUNSEL.

          In entering into this Employment Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Employment Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

          In witness whereof, the parties hereto have executed this Agreement as of the date first above written.


On behalf of
CUMMINGS POINT INDUSTRIES          NATHANIEL A. GREGORY



By /s/ HERBERT S. WINOKUR, JR.     /s/ NATHANIEL A. GREGORY
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Title:
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